IDEXX Laboratories Announces First Quarter Results

- Reports revenue growth of 11% on both a reported and organic basis, driven by CAG Diagnostics recurring revenue growth of 13% reported and 14% organic

- Achieves 2,340 premium instrument placements, representing 18% year-over-year growth

- Delivers EPS of $0.77, including $0.12 per share benefit from adoption of new accounting guidance related to share-based compensation

- Raises 2017 revenue guidance by $15 million to $1,925 million - $1,950 million, reflecting reported growth of 8.5% - 10%, and a 50 basis point increase in organic growth to 9.5% - 11%

- Increases 2017 EPS outlook range by $0.10 to $2.95 - $3.11, reflecting expectations for increased full-year benefits from new share-based compensation accounting guidance, with gains from stronger revenue growth to be offset by a higher projected tax rate

WESTBROOK, Maine, April 28, 2017 /PRNewswire/ -- IDEXX Laboratories, Inc. (NASDAQ: IDXX), a global leader in veterinary diagnostics, veterinary practice software and water microbiology testing, reports revenues for the first quarter of 2017 of $462 million, an increase of 11% compared to the prior year period on both a reported and an organic basis. First quarter results were driven by robust global gains in Companion Animal Group ("CAG") Diagnostics recurring revenue, including double-digit organic revenue gains across consumable, reference lab and rapid assay revenues, as well as continued expansion of IDEXX's premium instrument installed base.

Earnings per diluted share ("EPS") was $0.77 for the first quarter, representing 51% growth year-over-year on a reported basis and 53% on a constant currency basis. These results include a $0.12 EPS benefit in the quarter from the adoption of the new accounting guidance related to share-based compensation (ASU 2016-09).

"Our strong business momentum continued in the first quarter, driven by strength in our companion animal business, reinforcing our strategic focus and sustained 10%+ annual revenue growth potential," said Jonathan Ayers, the Company's Chairman and Chief Executive Officer.

"The companion animal market fundamentals remain solid with tremendous global runway for growth. Our unique innovation-based, multi-modality global strategy, enabled by enhanced commercial capability, accelerated recurring CAG Diagnostics growth and drove an 18% year-over-year expansion of our global premium instrument base. In particular, our highly successful fully-direct commercial model in the U.S. has yielded high returns, while deepening our relationships with our customers. We're investing to expand our U.S. commercial organization over the next few months to further support our customers to advance the standard of care through usage of IDEXX's diagnostic solutions."

"Building from this robust start to the year, we're raising our 2017 guidance for revenue growth and constant currency operating margin expansion, while investing in enhanced capability, as we continue to deliver on our long-term goals for shareholder value creation."

First Quarter Performance Highlights

First quarter revenue increased 11% to $462 million. EPS for the quarter was $0.77, an increase of 51% compared to the first quarter 2016 on a reported basis, 53% on a constant currency basis and 29% when calculated to exclude the $0.12 of additional EPS attributable to the adoption of the new accounting guidance related to share-based compensation.

Companion Animal Group

CAG generated 13% revenue growth for the quarter, supported by CAG Diagnostics recurring organic revenue growth of 14%, as well as CAG instrument revenue growth of 16% on a reported basis, and 17% on an organic basis. High CAG Diagnostics recurring revenue growth was driven by double-digit revenue gains across major modalities, reflecting benefits from strong volume growth and solid net price realization.

  IDEXX VetLab® consumables reported revenue grew 14% and organic revenue grew 15%, propelled by an expanding premium instrument base in U.S. and international markets, including growth in competitive instrument placements, increasing utilization, and continued strong customer retention. IDEXX VetLab premium diagnostic instrument placements grew 18% to a first quarter record number of 2,340, including 1,131 Catalyst® instruments, 822 premium hematology instruments and 387 IDEXX SediVue® Dx analyzers.
  Reference laboratory diagnostic and consulting services revenue grew 13%, driven by increased testing volume in the U.S. and international regions, continued robust customer retention, and demand for IDEXX's innovative test menu, including IDEXX SDMA®, our unique kidney function test.
  Rapid assay products generated strong growth of 11%, driven by continued strong volume gains in SNAP 4Dx® Plus Test and specialty SNAP product lines, as well as solid net price improvement reflecting efficiency and timing of promotional programs.

Livestock, Poultry and Dairy ("LPD")

Revenue declined 5% for the quarter primarily driven by declines in herd health screening of Australia and New Zealand dairy cattle for export to China and pressure on the Dairy business, partially offset by growth in emerging market swine and poultry testing, and in bovine pregnancy testing.

Water

Reported revenue growth was 6% and organic revenue growth was 7% for the quarter, compared to 11% growth in the first quarter of 2016, supported by solid net price realization and volume growth in the core Colilert® product line.

Gross Profit and Operating Profit

Gross profit was $258 million for the quarter, an increase of 13% over the prior year period, and gross margin increased to 55.9%, up 140 basis points on a reported basis and 150 basis points on a constant currency basis. This improvement in gross margin reflects the net benefits of price increases and product cost leverage from strong consumable and reference lab volume growth.

Operating profit was $92 million, up 25% on a reported basis and 28% on a constant currency basis, with results driven by strong profit gains in our CAG business. Operating margins were 20.0% in the quarter, 230 basis points higher than the prior year period operating margin on a reported basis and 260 basis points higher on a constant currency basis, reflecting benefits from strong gross profit gains and operating expense leverage.

2017 Financial Outlook

The Company is raising its 2017 revenue outlook by $15 million to $1,925 million - $1,950 million, reflecting an expectation for organic revenue growth of 9.5% - 11% and approximately a $5 million revenue benefit from updated assumptions related to foreign exchange rates, as noted below. At these rates compared to rates in effect in 2016, we estimate that the stronger U.S. dollar will adversely impact 2017 reported revenue growth by approximately 1.0%, EPS growth by 2.0%, and reduce EPS by an estimated $0.05 per share, including the net impact from projected hedge gains of approximately $6 million in 2017 compared to $4 million in 2016.

The Company is also increasing its 2017 EPS outlook by $0.10 to $2.95 - $3.11 per share, reflecting an additional $0.10 benefit from the adoption of the new share-based compensation accounting guidance. A projected $0.03 incremental operating profit flow-through from its higher revenue outlook, net of incremental planned investments in the U.S. CAG business, and a $0.02 benefit due to reduced headwind from updated foreign exchange rate assumptions, will be offset by a negative $0.05 per share impact from a higher tax rate due to a change in geographic mix of profitability.

While making this incremental $10 million investment in U.S. commercial capability, lab capacity and research and development priorities to reinforce long-term U.S. growth, the Company is improving its outlook to approximately 75 – 100 basis points of full-year operating margin improvement on a constant currency basis. With updated assumptions for foreign exchange, this equates to a projected annual improvement of 60 – 85 basis points on a reported basis.

The updated outlook represents EPS growth of 21% - 27% on a reported basis and 23% - 29% EPS constant currency growth, including the impact of the adoption of the new accounting guidance related to share-based compensation, which we estimate will result in $0.22 - $0.26 of EPS benefit in 2017 (an increase of $0.10 compared to earlier estimates). While these impacts may vary significantly by quarter based on the timing of actual settlement activity, an estimated $0.10 of the projected full-year 2017 benefit reflects higher than normal stock option exercising in 2017, a level of activity that is not expected to continue in future periods. An estimate of $0.12 - $0.16 of annual EPS benefit is a reasonable expectation for future years, based on current settlement trends and stock price levels.

The guidance for 2017 reflects the assumptions that the value of the U.S. dollar relative to other currencies will remain at the following rates: euro at $1.06, British pound at $1.24, Canadian dollar at $0.74, Australian dollar at $0.75, Japanese yen at ¥111, Chinese renminbi at RMB 6.89 and Brazilian real at R$3.20 to the U.S. dollar for the remainder of 2017.

The Company provides the following updated guidance for 2017:

Amounts in millions except per share data and percentages

	Guidance Range	Growth Definition	Year-over-year Growth

Revenue	$1,925 - $1,950	Reported	8.5% - 10%
		Organic Revenue Growth	9.5% - 11%

EPS	$2.95 - $3.11	Reported	21% - 27%
		Constant Currency	23% - 29%

Operating Cash Flow		~130% of net income

Free Cash Flow		~95% of net income

Capital Expenditures		~$90 million

We expect an effective tax rate of 25.5% - 26.5%, after a projected reduction of 550 – 650 basis points related to the adoption of the new accounting guidance related to share-based compensation. We are projecting a reduction in weighted average shares outstanding of approximately 1.0% - 1.5%, net of 0.5% related to the adoption of the new accounting guidance related to share-based compensation, and interest expense, net of interest income, of approximately $32 million - $33 million reflecting current and projected borrowings.

For a quick-reference snapshot of the Company's quarterly performance, please visit www.idexx.com/investors.

Conference Call and Webcast Information

IDEXX Laboratories, Inc. will be hosting a conference call today at 8:30 a.m. (Eastern) to discuss its first quarter results and management's outlook. To participate in the conference call, please dial 1-800-230-1085 or 1-612-288-0337 and reference confirmation code 421808. Replay of the conference call will be available through Friday, May 5, 2017 by dialing 1-800-475-6701 or 1-320-365-3844 and referencing replay code 421808.

Individuals can access a live webcast of the conference call through a link on the IDEXX website, www.idexx.com/investors. An archived edition of the webcast will be available after 1:00 p.m. (Eastern) on that day via the same link and will remain available for one year.

2017 Annual Meeting of Stockholders

IDEXX Laboratories, Inc. announced today that it will hold its 2017 Annual Meeting of Stockholders on Wednesday, May 3, 2017 at 1:00 p.m. (Eastern). The 2017 Annual Meeting will be a virtual meeting via a live webcast at www.virtualshareholdermeeting.com/IDXX2017.

Stockholders as of the close of business on March 10, 2017 are entitled to attend the 2017 Annual Meeting, vote their shares electronically and submit questions during the live webcast. An archived replay will also be available at the same link within 24 hours after the conclusion of the 2017 Annual Meeting and will remain available for one year. Further information on the 2017 Annual Meeting can be found in the Company's proxy materials.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a member of the S&P 500® Index and is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 7,000 people and offers products to customers in over 175 countries. For more information about IDEXX, visit: www.idexx.com.

Statement Regarding Non-GAAP Financial Measures

The following provides information regarding certain measures used in this earnings release and/or the accompanying earnings conference call that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America ("GAAP"), otherwise referred to as non-GAAP financial measures. To supplement the Company's consolidated results presented in accordance with GAAP, the Company has disclosed non-GAAP financial measures that exclude or adjust certain items. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors' evaluation of the Company's business performance and liquidity and are useful for period-over-period comparisons of the performance of the Company's business and its liquidity and to the performance and liquidity of our peers. While management believes that these non-GAAP financial measures are useful in evaluating the Company's business, this information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies.

The following section defines terms and conventions used in this earnings release and/or the accompanying earnings conference call, including non-GAAP financial measures, and includes applicable information regarding reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, as appropriate:

Accounting Standards Update 2016-09 (ASU 2016-09): Effective January 1, 2017, we adopted the FASB issued amendments which simplify several aspects of the accounting for share-based payment transactions, including income tax consequences, recognition of stock compensation award forfeitures, classification of awards as either equity or liabilities, the calculation of diluted shares outstanding and classification on the statement of cash flows.

Growth and organic growth - All references to growth and organic growth refer to growth compared to the equivalent prior year period unless specifically noted.

Organic revenue growth - Organic revenue growth is a non-GAAP financial measure that excludes the impact of changes in foreign currency exchange rates and revenue from business acquisitions. See the supplementary analysis of results below for a reconciliation of reported revenue growth to organic revenue growth for the three months ended March 31, 2017. See the constant currency note below for impacts of constant currency to the projected 2017 organic revenue growth for the Company. For the calculation of projected 2017 organic revenue growth, the impacts of revenue from acquisitions is immaterial.

Constant currency - Constant currency references are non-GAAP financial measures which exclude the impact of changes in foreign currency exchange rates and are consistent with how management evaluates our performance and comparisons with prior and future periods. We estimated the net impacts of currency on our revenue, gross profit, operating profit, and EPS results by restating results to the average exchange rates or exchange rate assumptions for the comparative period, which includes adjusting for the estimated impacts of foreign currency hedging transactions and certain impacts on our effective tax rates. These estimated currency changes reduced first quarter 2017 revenue growth by 1%, gross profit growth by 1%, gross profit margin growth by 10 basis points, operating profit growth by 3%, operating profit margin growth by 30 basis points, and EPS growth by 2%; reduced projected 2017 revenue growth by approximately 1%, projected operating profit margin growth by 15 basis points, and projected 2017 constant currency EPS growth by approximately 2%. Constant currency revenue growth represents the percentage change in revenue during the applicable period, as compared to the prior year period, excluding the impact of changes in foreign currency exchange rates. See the supplementary analysis of results below for revenue percentage change from currency for the three months ended March 31, 2017.

Free cash flow - Free cash flow is a non-GAAP financial measure and means, with respect to a measurement period, the cash generated from operations during that period, including tax benefits attributable to share-based compensation, reduced by the Company's investments in property and equipment. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in property and equipment that are required to operate the business. See the supplementary analysis of results below for our calculation of free cash flow for the three months ended March 31, 2017 and 2016. Since adoption of ASU 2016-09 in 2017, the tax benefit from share-based compensation is included in cash generated from operations and will no longer be an adjustment in our free cash flow calculation. To estimate projected 2017 free cash flow, we have deducted projected purchases of property and equipment (also referred to as capital expenditures) of $90 million.

Note Regarding Forward-Looking Statements

This earnings release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are included above under "2017 Financial Outlook" and elsewhere and can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "projected", "should," and similar words and expressions. Our forward-looking statements include statements relating to our revenue growth and EPS outlooks; operating and free cash flow forecast; projected impact of foreign currency exchange rates; and projected operating margins and expenses, capital expenditures, gains from foreign currency hedging transactions, tax benefits from share-based compensation arrangements, effective tax rates, weighted average shares outstanding and interest expense. These statements are based on management's expectation of future events as of the date of this earnings release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management's expectations. Factors that could cause or contribute to such differences include the following: the Company's ability to successfully execute its strategy, including supporting its all-direct sales strategy in the U.S.; the Company's ability to develop, manufacture, introduce and market new products and enhancements to existing products; the Company's ability to achieve cost improvements in its worldwide network of laboratories and in the manufacture and service of in-clinic instruments;the Company's ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; disruptions, shortages or pricing changes that affect the Company's purchases of products and materials from third parties, including from sole source suppliers; the effectiveness of the Company's sales and marketing activities; the Company's ability to manufacture complex biologic products; the impact of distributor purchasing decisions on sales of the Company's products that are sold through distribution; the Company's ability to manage the risks associated with the use of distributors to sell the Company's products; the impact of increased competition from existing and new technologies and technological advances by our competitors; the promotion and sale of our competitors' products by our former U.S. distribution partners; the effect of government regulation on the Company's business, including government decisions about whether and when to approve the Company's products, decisions regarding labeling, manufacturing and marketing products and regulations impacting the use of certain substances currently used in our products or processes; the impact of consolidation and reference laboratory vertical integration among our customers, including veterinary hospital consolidation, and the prevalence of buying consortiums on the markets for the Company's products; the Company's ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; changes in testing patterns or practices in veterinary medicine that affect the rate of use of the Company's products and services by veterinarians; a failure or perceived failure to comply with regulations and our policies regarding the privacy and protection of user data; the effect of any strengthening of the rate of exchange for the U.S. dollar; the impact of a weak economy on demand for the Company's products and services or increased customer credit risk; the effects of operations outside the U.S., including from currency fluctuations, different regulatory, political and economic conditions, and different market conditions and local business and cultural factors; the impact of the Company's limited experience and small scale in the human point-of-care market; the effects of interruptions to the Company's operations due to natural or man-made disasters, system failures or disruptions or security breaches; the impact of disruptions, attacks or breaches of information systems, including to our customers' information systems via our products and services that connect to and are part of the "Internet of Things"; the effect of any adverse changes in the financial markets on the value of the Company's investment portfolio; the effect on the Company's stock price if quarterly or annual operating results do not meet expectations of market analysts or investors in future periods; potential exposures related to our worldwide provision for income taxes and the potential loss of tax incentives; and the Company's ability to obtain financing on favorable terms. A further description of these and other factors can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, in the sections captioned "Risk Factors," as well as the Company's other periodic reports filed or to be filed with the Securities and Exchange Commission.

IDEXX Laboratories, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2017	2016
Revenue:	Revenue	$ 462,021	$ 417,550
Expenses and
Income:	Cost of revenue	203,830	190,013
	Gross profit	258,191	227,537
	Sales and marketing	87,244	79,829
	General and administrative	52,914	49,295
	Research and development	25,790	24,620

	Income from operations	92,243	73,793
	Interest expense, net	(7,506)	(7,484)
	Income before provision for income taxes	84,737	66,309
	Provision for income taxes	15,679	20,284
Net Income:	Net income	69,058	46,025
	Less: Noncontrolling interest in subsidiary's
	earnings	39	6
	Net income attributable to stockholders	$ 69,019	$ 46,019
	Earnings per share: Basic	$ 0.78	$ 0.51
	Earnings per share: Diluted	$ 0.77	$ 0.51
	Shares outstanding: Basic	88,117	89,924
	Shares outstanding: Diluted	89,994	90,838

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information(Unaudited)

		Three Months Ended
		March 31,	March 31,
		2017	2016
Operating	Gross profit	55.9%	54.5%
Ratios (as a	Sales, marketing, general and
percentage of	administrative expense	30.3%	30.9%
revenue):	Research and development expense	5.6%	5.9%
	Income from operations[1]	20.0%	17.7%

[1]Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Three Months Ended
		March 31,	Percent of	March 31,	Percent of
		2017	Revenue	2016	Revenue
Revenue:	CAG	$ 403,227		$ 357,639
	Water	25,077		23,552
	LPD	29,317		30,856
	Other	4,400		5,503
	Total	$ 462,021		$ 417,550

Gross Profit:	CAG	$ 221,070	54.8%	$ 190,792	53.3%
	Water	17,475	69.7%	16,106	68.4%
	LPD	16,845	57.5%	17,977	58.3%
	Other	2,111	48.0%	2,923	53.1%
	Unallocated Amounts	690	N/A	(261)	N/A
	Total	$ 258,191	55.9%	$ 227,537	54.5%

Income from
Operations:	CAG	$ 79,855	19.8%	$ 61,378	17.2%
	Water	10,263	40.9%	9,679	41.1%
	LPD	3,802	13.0%	4,570	14.8%
	Other	393	8.9%	(837)	(15.2%)
	Unallocated Amounts	(2,070)	N/A	(997)	N/A
	Total	$ 92,243	20.0%	$ 73,793	17.7%

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets
Amounts in thousands (Unaudited)

	Three Months Ended
Net Revenue	March 31, 2017	March 31, 2016	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG	$403,227	$357,639	$45,588	12.7%	(0.8%)	0.1%	13.4%
United States	270,488	241,810	28,678	11.9%	-	0.1%	11.8%
International	132,739	115,829	16,910	14.6%	(2.5%)	0.4%	16.7%
Water	25,077	23,552	1,525	6.5%	(0.8%)	-	7.3%
United States	13,019	12,323	696	5.6%	-	-	5.6%
International	12,058	11,229	829	7.4%	(1.8%)	-	9.2%
LPD	29,317	30,856	(1,539)	(5.0%)	(0.4%)	-	(4.6%)
United States	3,484	3,169	315	9.9%	-	-	9.9%
International	25,833	27,687	(1,854)	(6.7%)	(0.4%)	-	(6.3%)
Other	4,400	5,503	(1,103)	(20.0%)	(0.1%)	-	(19.9%)
Total Company	$462,021	$417,550	$44,471	10.7%	(0.7%)	0.2%	11.2%
United States	$288,613	$258,939	$29,674	11.5%	-	0.1%	11.4%
International	$173,408	$158,611	$14,797	9.3%	(2.0%)	0.3%	11.0%

	Three Months Ended
Net CAG Revenue	March 31, 2017	March 31, 2016	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG Diagnostics recurring revenue:	$346,680	$305,841	$40,839	13.4%	(0.8%)	0.2%	14.0%
IDEXX VetLab consumables	123,553	107,969	15,584	14.4%	(0.9%)	-	15.3%
Rapid assay products	47,895	43,086	4,809	11.2%	(0.2%)	-	11.4%
Reference laboratory diagnostic and consulting services	159,069	140,708	18,361	13.0%	(0.9%)	0.4%	13.5%
CAG Diagnostics services and accessories	16,163	14,078	2,085	14.8%	(1.0%)	-	15.8%
CAG Diagnostics capital – instruments	26,183	22,643	3,540	15.6%	(1.8%)	-	17.4%
Veterinary software, services and diagnostic imaging systems	30,364	29,155	1,209	4.1%	0.1%	-	4.0%
Net CAG revenue	$403,227	$357,639	$45,588	12.7%	(0.8%)	0.1%	13.4%

[1]The percentage change from currency is a non-GAAP financial measure. This measure represents the percentage change in revenue resulting from the difference between the average exchange rates during the three months ended March 31, 2017 and the same period of the prior year applied to foreign currency-denominated revenues for the three months ended March 31, 2016.

[2]The percentage change from acquisitions is a non-GAAP financial measure. This measure represents the percentage change in revenue during the three months ended March 31, 2017 compared to the three months ended March 31, 2016 attributed to acquisitions subsequent to December 31, 2015.

[3]Organic revenue growth is a non-GAAP financial measure and represents the percentage change in revenue during the three months ended March 31, 2017 compared to the three months ended March 31, 2016 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
Amounts in thousands (Unaudited)

					March 31,	December 31,
					2017	2016
Assets:		Current Assets:
		Cash and cash equivalents			$ 160,408	$ 154,901
		Marketable securities			239,933	236,949
		Accounts receivable, net			225,353	204,494
		Inventories			172,183	158,034
		Other current assets			80,711	91,206
		Total current assets			878,588	845,584
		Property and equipment, net			361,233	357,422
		Other long-term assets, net			332,270	327,698
		Total assets			$ 1,572,091	$ 1,530,704
Liabilities and
Stockholders'
Equity (Deficit):		Current Liabilities:
		Accounts payable			$ 62,249	$ 60,057
		Accrued liabilities			174,763	236,131
		Line of credit			671,000	611,000
		Deferred revenue			28,065	27,380
		Total current liabilities			936,077	934,568
		Long-term debt			594,868	593,110
		Other long-term liabilities, net			115,058	111,239
		Total long-term liabilities			709,926	704,349

	Total stockholders' equity (deficit)				(74,090)	(108,352)
	Noncontrolling interest				178	139
	Total stockholders' equity (deficit)				(73,912)	(108,213)
	Total liabilities and stockholders' equity (deficit)				$ 1,572,091	$ 1,530,704

IDEXX Laboratories, Inc. and Subsidiaries
Selected Balance Sheet Information(Unaudited)

		March 31,	December 31,	September 30,	June 30,	March 31,
		2017	2016	2016	2016	2016
Selected
Balance Sheet	Days sales outstanding[1]	42.4	42.1	42.4	41.5	43.7
Information:	Inventory turns[2]	1.9	2.0	1.8	1.7	1.6

[1]Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

[2]Inventory turns represent inventory-related cost of product sales for the twelve months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2017	2016
Operating:	Cash Flows from Operating Activities:
	Net income	$ 69,058	$ 46,025
	Non-cash charges	28,763	27,684
	Changes in assets and liabilities	(66,547)	(44,656)
	Tax benefit from share-based compensation arrangements	-	(2,063)
	Net cash provided by operating activities	31,274	26,990
Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(23,647)	(21,906)
	Purchase of marketable securities	(90,492)	(72,079)
	Proceeds from the sale and maturities of marketable securities	87,476	70,186
	Acquisitions of businesses, net of cash acquired	(2,349)	-
	Net cash used by investing activities	(29,012)	(23,799)
Financing:	Cash Flows from Financing Activities:
	Borrowings on revolving credit facilities, net	60,000	49,000
	Repurchases of common stock	(63,910)	(53,480)
	Debt issue costs	-	(57)
	Proceeds from the exercise of stock options and employee stock purchase plans	12,256	5,760
	Shares withheld for statutory tax withholding on restricted stock	(7,303)	(3,764)
	Payment of acquisition-related contingent consideration	-	(2,084)
	Tax benefit from share-based compensation arrangements	-	2,063
	Net cash provided (used) by financing activities	1,313	(2,562)
	Net effect of changes in exchange rates on cash	1,932	3,330
	Net increase in cash and cash equivalents	5,507	3,959
	Cash and cash equivalents, beginning of period	154,901	128,994
	Cash and cash equivalents, end of period	$ 160,408	$ 132,953

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow[1]
Amounts in thousands (Unaudited)
		Three Months Ended
		March 31,	March 31,
		2017	2016
Free Cash
Flow:	Net cash provided by operating activities	$ 31,274	$ 26,990
	Financing cash flows attributable to tax benefits from share-based compensation arrangements	-	2,063
	Investing cash flows attributable to purchases of property and equipment	(23,647)	(21,906)
	Free cash flow	$ 7,627	$ 7,147

[1]Free cash flow is a non-GAAP financial measure and is calculated from cash generated from operations, including tax benefits attributable to share-based compensation arrangements, reduced by the Company's investments in property and equipment. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in property and equipment that are required to operate the business. Management also believes this is a common financial measure useful to further evaluate the results of operations. Upon adopting ASU 2016-09 in 2017, the tax benefit from share-based compensation is included in cash generated from operations and is no longer an adjustment in our free cash flow calculation.

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)
	Three Months Ended
	March 31,	March 31,
	2017	2016
Shares repurchased in the open market	390	708
Shares acquired through employee surrender for statutory tax withholding	52	52
Total shares repurchased	442	760

Cost of shares repurchased in the open market	50,744	49,715
Cost of shares for employee surrenders	7,303	3,529
Total cost of shares	58,047	53,244

Average cost per share – open market repurchases	$ 130.12	$ 70.21
Average cost per share – employee surrenders	$ 141.09	$ 67.96
Average cost per share – total	$ 131.41	$ 70.06

Shares remaining under repurchase authorization as of March 31, 2017 totaled 3,345,529.

Contact: Kerry Bennett, Investor Relations, 1-207-556-8155